Exhibit 99.1

Dear Shareholders:

Last quarter, I presented the theme of preparedness at Camden National Corporation and highlighted some of the strategies that are in place as part of our effort to achieve long-term sustainable growth in a challenging economic environment. In the three-month period that followed, we experienced a pick-up in the stock market, talk of deflation, and the 13th consecutive reduction in interest rates by the Federal Reserve since January 2001. Each of these events presented challenges and opportunities for your Company.

Second quarter results demonstrated our Company’s ability to maintain desired earnings momentum. Net income was $4.5 million for the quarter ending June 30, 2003, which was, compared to $4.2 million during the second quarter of 2002, an increase of 6.82%. Diluted earnings per share were $0.56 during the second quarter of 2003 versus $0.52 reported for the second quarter of 2002, an increase of 7.69%. Net income for the first six months of 2003 was $8.8 million or $1.0 million greater that the $7.8 million posted during the first six months of 2002, which included a $449,000 after-tax write-down of goodwill related to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” (the “goodwill write-down”). Excluding the goodwill write-down, earnings for the first six months of 2002 would have been $8.3 million.

Benchmark indicators confirm that we are achieving our planned growth objectives. Annualized return on assets of 1.41% and return on equity of 14.80% for the first six months of 2003 compared favorably to 1.42% and 14.66% reported during the same period in 2002. Meanwhile, the Company’s efficiency ratio (non-interest expense/net interest income and non-interest income), which indicates how much we spend to generate a dollar of revenue, stood at 52.03%, an improvement from 52.75% reported for the first half of 2002.

Previously, I discussed three uncertainties facing financial services companies in today’s economy: asset quality, interest rate and capital. An update on their current status and the strategies your Company is employing to mitigate each of these uncertainties is in order.

First, asset quality risk is deserving of our greatest attention at this time. Although non-performing loans to total loans decreased from 1.00% at June 30, 2002 to 0.74% at June 30, 2003, net charge-offs, through the first six months of 2003, were $2.0 million, compared to $1.2 million for the same period in 2002. The increase in net charge-offs reflects the effect of a softening economy within the UnitedKingfield Bank service area. The Corporate Risk Management Group has been monitoring this situation closely and has set aside reserves to address this developing economic trend. As of June 30, 2003, our Allowance for Loan and Lease Losses (ALLL) was $14.1 million, or 1.57% of total loans and leases. This provides the Company with an ALLL that management believes is reasonable and reflective of the overall risk of loss inherent in our loan and lease portfolios. We use various analytical tools and methodologies to ensure the ALLL remains at an acceptable level. We will continue to monitor asset quality and modify the ALLL as conditions dictate.

Second, interest rate risk continues to be a major focus for all banking companies given the Federal Reserve Bank’s decision to reduce the Fed Funds rate by a quarter of a percent or 25 basis points during the second quarter. Over the past two years, our Finance Group working with the Management Asset and Liability Committee have continued to enhance the ongoing monitoring and management of interest rate risk. Initiatives including the use of derivatives instruments, residential mortgage loan sales and securitizations, and ongoing monitoring of the impact on net interest income arising from balance sheet changes through the use of simulation models have allowed us to employ strategies to help maintain our revenue stream, as well as to mitigate the long-term effects of prospective interest rate dynamics.

Lastly, we view the Company’s capital position as an ongoing source of strength for our shareholders and customers. At June 30, 2003, our total risk-based capital ratio was 13.58% and our Tier 1 capital ratio was 12.33%. Both compare favorably to the 10.0% and 6.0% minimums required by the Federal Reserve for a bank holding company to be considered “well capitalized.” Management and the Board of Directors continue to work together to balance the call for capital preservation with effective capital deployment.

During the second quarter, we announced several initiatives for the benefit of our shareholders. We declared a dividend of $0.19 per share, representing a $0.02 or 12% increase over the first quarter dividend distribution. The Board of Directors voted to extend our successful stock repurchase program. Since the program’s inception in 2001, the Company has repurchased 231,140 shares at an average cost of $21.48 per share. Finally, in response to shareholder sentiment and research of various alternatives, the Board authorized the establishment of a dividend reinvestment plan and direct stock purchase plan. I believe these actions provide a balance for investors who look to dividends as a source of personal income, those seeking greater liquidity for their shares, and those who want a convenient and cost effective way to increase their holdings in the Company.

Finally, we are pleased to confirm that, based on market capitalization at June 30, 2003, Camden National Corporation remains a component of the Russell 2000 Stock Index. Being part of the Russell 2000 provides for recognition as a small-cap investment opportunity to a broad base of investors. At the end of the second quarter, your Company’s stock price was $27.50 per share, an increase of 13.6% from the closing price on December 31, 2002.

Your commitment to Camden National Corporation as a shareholder and, hopefully, as a customer, is greatly appreciated. I encourage each of you to visit an office of Camden National Bank, UnitedKingfield Bank or Acadia Trust, N.A. and experience firsthand the service excellence factor, which serves as a permanent platform for your Company’s future operating success.

Sincerely,

Robert W. Daigle

President and Chief Executive Officer

Consolidated Statements of Income (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands, except number of shares & per share data)	2003	2002	2003	2002
Interest Income
Interest and fees on loans	$27,824	$27,618	$14,049	$13,918
Interest on securities	7,973	8,667	3,773	4,216
Other interest income	297	364	136	167

Total interest income	36,094	36,649	17,958	18,301

Interest Expense
Interest on deposits	7,307	8,509	3,611	4,252
Interest on borrowings	4,783	4,703	2,433	2,415

Total interest expense	12,090	13,212	6,044	6,667

Net interest income	24,004	23,437	11,914	11,634

Provision for Loan Losses	865	1,950	445	1,303

Net interest income after provision for loan losses	23,139	21,487	11,469	10,331

Other Income
Service charges on deposit accounts	1,882	1,860	999	1,018
Merchant assessments	—	869	—	518
Trust fees	1,093	1,225	578	615
Life insurance earnings	368	433	212	216
Other income	1,675	2,284	840	1,372

Total other income	5,018	6,671	2,629	3,739

Operating Expenses
Salaries and employee benefits	8,202	8,014	4,143	4,013
Premises and fixed assets	2,197	2,329	1,055	1,168
Merchant program	—	836	—	489
Amortization of core deposit intangible	471	487	236	235
Other expenses	4,230	4,217	2,064	1,954

Total operating expenses	15,100	15,883	7,498	7,859

Income before income taxes and cumulative effect of accounting change	13,057	12,275	6,600	6,211
Income Taxes	4,237	4,007	2,105	2,003

Income before cumulative effect of accounting change	8,820	8,268	4,495	4,208
Cumulative effect of change in accounting for goodwill, net of tax benefit of $241	—	(449)	—	—

Net Income	$8,820	$7,819	$4,495	$4,208

Per Share Data
Basic earnings per share before cumulative effect of accounting change	$1.10	$1.03	$0.56	$0.53
Cumulative effect of change in accounting for goodwill, net	—	(0.06)	—	—

Basic earnings per share	$1.10	$0.97	$0.56	$0.53

Diluted earnings per share before cumulative effect of accounting change	$1.10	$1.02	$0.56	$0.52
Cumulative effect of change in accounting for goodwill, net	—	(0.06)	—	—

Diluted earnings per share	$1.10	$0.96	$0.56	$0.52

Cash dividends per share	0.34	0.34	0.17	0.17
Weighted average number of shares outstanding	8,005,919	8,057,781	7,985,028	8,057,781

	2002	2003
1st Qtr	0.44	0.54	A complete set of financial statements for Camden National Corporation may be obtained upon written request to Gregory A. Dufour, Senior Vice President of Finance, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.
2nd Qtr	0.52	0.56
3rd Qtr	0.57
4th Qtr	0.58

Consolidated Statements of Condition (unaudited)

	June 30,		December 31,
(In thousands, except number of shares & per share data)	2003	2002	2002
Assets
Cash and due from banks	$32,723	$30,561	$33,523
Federal funds sold	—	45,835	—
Securities available for sale, at market value	282,924	259,674	313,780
Securities held to maturity	—	1,042	995
Residential mortgages held for sale	337	207	—
Loans, less allowance for loan losses of $14,117, $14,235 and $15,242 at June 30, 2003 and 2002 and December 31, 2002, respectively	885,519	740,032	793,640
Premises and equipment, net	16,275	17,523	16,710
Goodwill	3,518	3,518	3,518
Other assets	57,977	55,896	56,253

Total assets	$1,279,273	$1,154,288	$1,218,419

Liabilities
Deposits:
Demand	$104,613	$89,560	$105,091
NOW	102,408	91,902	107,383
Money market	160,516	161,059	169,457
Savings	104,716	91,178	98,197
Certificates of deposit	372,888	374,820	370,006

Total deposits	845,141	808,519	850,134
Borrowings from Federal Home Loan Bank	250,374	172,547	191,901
Other borrowed funds	51,015	50,551	46,960
Accrued interest and other liabilities	11,168	11,563	10,596

Total liabilities	1,157,698	1,043,180	1,099,591

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued 8,609,898 shares	2,450	2,450	2,450
Surplus	5,556	5,775	5,719
Retained earnings	120,175	107,666	114,128
Accumulated other comprehensive income
Net unrealized gains on securities available for sale, net of tax	5,743	5,546	6,800
Net unrealized gains on derivative instruments marked to market, net of tax	884	78	914

	134,808	121,515	130,011
Less cost of 658,930, 552,117 and 582,524 shares of treasury stock on June 30, 2003 and 2002 and December 31, 2002, respectively	13,233	10,407	11,183

Total shareholders’ equity	121,575	111,108	118,828

Total liabilities and shareholders’ equity	$1,279,273	$1,154,288	$1,218,419

	2002	2003
Jan	18.20	23.10	Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol “CAC”. Stock prices shown in chart are as of close of trading on the last business day of the month.
Feb	19.50	22.30
Mar	23.50	25.15
Apr	24.73	25.35
May	25.50	24.79
Jun	27.85	27.50
Jul	24.25
Aug	24.75
Sep	26.00
Oct	24.90
Nov	25.55
Dec	24.20